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                                LICENSE AGREEMENT

This License Agreement (the "License Agreement") is made and entered into as of this 17th day of December, 2001 ("Effective Date"), by and between Novartis Consumer Health, Inc. (hereinafter referred to as "NCH"), a corporation organized and existing under the laws of the State of Delaware, having an office at 560 Morris Avenue, Summit, New Jersey 07901-1312, and Impax Laboratories, Inc. (hereinafter referred to as "Impax"), a corporation organized and existing under the laws of the State of Delaware, having an office at 3735 Castor Avenue, Philadelphia, Pennsylvania 19124.

                                   Witnesseth:

Whereas, Impax owns or possesses rights to certain products, trademarks, patents and know-how and has the right to grant licenses with respect to same; and

Whereas, Impax wishes to grant to NCH a license to the Licensed Products (as hereinafter defined), as well as Impax Patents and Know-How associated with Licensed Products, to make, have made, use, market, distribute, import, export, offer for sale and sell Licensed Products in the Territory (as hereinafter defined); and

Whereas, NCH desires to acquire said license on the terms and subject to the conditions set forth herein; and

Whereas, the parties are entering into a Supply Agreement (the "Supply Agreement") with respect to the supply by Impax and its contract manufacturers to NCH of NCH's commercial requirements of Licensed Products covered by the terms of this License Agreement.

Now, therefore, in consideration of the mutual covenants, agreements and obligations set forth herein, Impax and NCH hereby agree as follows:

1.       DEFINITIONS

The following terms, as used in this License Agreement, shall have the meanings set forth in this Article 1:

1.1 "Affiliate" shall mean any corporation or entity which directly or indirectly owns, is owned by, or is under common ownership with, a party to this License Agreement, where own or ownership means direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable equity interest in any other type of entity.

1.2 "Agreement Period" shall mean the period commencing upon the Effective Date and extending until the ++ anniversary thereof.


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++ Confidential portions omitted and filed separately with the Commission.
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1.3 "ANDA" shall mean an Abbreviated New Drug Application filed with the FDA pursuant to its rules and regulations.

1.4 "Approval(s)" shall mean any and all approvals, licenses, registrations or authorizations of the applicable regulatory authorities necessary for the marketing of the Licensed Products in the Territory.

1.5 "cGMP" shall mean current good manufacturing practices as required by the rules and regulations of the FDA or such similar requirements of non-U.S. regulatory authorities, as applicable to the manufacture, packaging, handling, storage and control of the Licensed Products in the Territory.

1.6 "Date of First Sale" shall mean the date of first commercial sale of one or more of the Licensed Products by NCH or any of its Affiliates to an unrelated third party.

1.7 "FDA" shall mean the United States Food and Drug Administration and all agencies under its direct control or any successor organization.

1.8 "Field" shall mean++ OTC market.

1.9 "Improvements" shall mean any enhancement to the Licensed Products (as hereinafter defined) made during the Agreement Period.

1.10 "Know-How" shall mean all tangible and intangible inventions, technology, trade secrets, data, processes, methods and any physical or chemical material, including any replication of any part of such material, other information that Impax owns, controls or has a license to, with the right to sublicense, existing as of the Effective Date, which are necessary or useful to the formulation, development, manufacture, packaging or commercialization of a Licensed Product, and any Improvements made to any of the foregoing.

1.11 "Licensed Products" shall mean generic loratadine++ products.

1.12 "Net Sales" shall mean the actual gross sales invoiced by NCH or its sublicensees or Affiliates to parties other than NCH or its Affiliates, for those Licensed Products used or sold in the Field in the Territory, less, (i) trade, quantity and cash discounts actually allowed and taken but not to exceed such amounts as are customary in the trade, if any, (ii) credits or allowances actually granted to customers, (iii) independent broker or agent commissions actually allowed and paid, (iv) customer returns actually allowed, (v) freight, insurance, handling and transportation charges and (vi) all taxes other than income taxes on the income of NCH or its Affiliates.

1.13 "OTC" shall mean over-the-counter pharmaceuticals.

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++ Confidential portions omitted and filed separately with the Commission.

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1.14 "Patents" shall mean all patents and patent applications owned or to be filed, or controlled, or licensed (with right to sublicense), during the term of this License Agreement, by or on behalf of Impax or any of its Affiliates, which contain a claim covering inventions necessary to the development, manufacture, packaging, use, offer for sale or sale of Licensed Products, including those patents and patent applications now owned, controlled or licensed by Impax listed in Exhibit A, attached hereto, which list shall be updated from time to time as appropriate, but at least once per calendar year, to incorporate any additional patents and patent applications not listed in Exhibit A as of the Effective Date, including patents covering any Improvements, as well as any continuations, continuations-in-part, divisions, re-examinations, reissues or extensions to the patents or patent applications listed in Exhibit A.

1.15 "Royalty Computation Period" shall mean a three (3) month calendar quarter ending on the last day of March, June, September and December of a given year during the Agreement Period.

1.16 "Royalty Period" means that period beginning on the Date of First Sale of the Licensed Products in the Territory by NCH, and ending on (i) the expiration of the Agreement Period or (ii) the earlier termination of this License Agreement.

1.17 "Territory" shall mean United States of America, Canada and Mexico.

2.       GRANTS

2.1 Subject to the terms of this License Agreement, Impax hereby grants, and NCH hereby accepts, an exclusive license to Licensed Products as well as Patents and Know-How associated with Licensed Product, to make, have made, use, market, distribute, import, export, offer for sale and sell the Licensed Products in the Field in the Territory, including the right to sublicense, subject to the prior written approval of Impax which approval shall not be unreasonably withheld or delayed. Sublicensing any or all of its rights under this License Agreement shall not relieve NCH of its obligations hereunder. NCH shall retain sole discretion over any and all aspects of commercialization.

2.2 Upon (i) the expiration (but not the earlier termination other than by NCH pursuant to Section 9.2) of the Royalty Period or (ii) early termination by NCH pursuant to Section 9.2 hereof, NCH shall have a non-revocable, perpetual, paid-up, royalty-free, non-exclusive license to the Licensed Products as well as the Patents and Know-How associated with Licensed Product, with the right to sublicense, to make, have made, use, market, distribute, import, export, offer for sale and sell Licensed Products in the Field in the Territory.

3.       COVENANTS

3.1 Impax hereby covenants and agrees that it shall use the Confidential Information belonging to NCH (as to which obligations of confidentiality apply) solely for the purposes specified in this License Agreement and for no other purpose.

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3.2 NCH hereby covenants and agrees that it shall use the licensed Patents,
Trademarks and Know-How and Confidential Information belonging to Impax (as to which obligations of confidentiality apply) solely for the purposes specified in this License Agreement and for no other purpose.

3.3 Impax hereby covenants and agrees to keep NCH fully informed of all Improvements to the Licensed Product.

3.4 Impax hereby covenants and agrees during the term of this License Agreement, not to (1) commercialize, or cause to be commercialized, or fund, or provide services, including without limitation, consulting, research, development and/or manufacturing services, with respect to, the commercialization of a loratadine ++ product for use in the Field in the Territory, or (2) license, assign or otherwise convey, to any third party, except as may be expressly permitted in this License Agreement, any of the rights or licenses granted to NCH under this License Agreement. NCH acknowledges that Impax retains the right to manufacture and sell and license others to manufacture and sell the Licensed Product in the ++ prescription and ++ OTC market.

3.5 Impax hereby covenants that it will comply with all Applicable Laws with respect to the manufacture, packaging and storage of the Licensed Products.

3.6 NCH hereby covenants that it will comply with all Applicable Laws with respect to the marketing, sale and distribution of the Licensed Products.

4.       LICENSE FEES, MILESTONE PAYMENTS AND ROYALTIES

4.1 In consideration of the license granted to NCH under this License Agreement as stipulated in Article 2 above, NCH shall pay to Impax the following non-refundable license fees and milestone payments at the times stated below:

         4.1.1 ++ dollars ($++) within eight (8) days of execution of this License Agreement;

         4.1.2 ++ dollars ($++) upon the filing with the FDA of the OTC switch application for the Licensed Product as referred to in Section 5; and

         4.1.3 ++ dollars ($++) upon the Date of First Sale of the Licensed Product in the Field in the United States of America.

4.2 Novartis shall make each payment due pursuant to Sections 4.1.2 and 4.1.3 within thirty (30) days after the occurrence of the related triggering event listed above.

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++ Confidential portions omitted and filed separately with the Commission.

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4.3 Total Milestone Payments. The parties agree that the milestone payments set forth in Section 4.1 above represent all of the milestone payments to be paid by Novartis to Impax in connection with the transactions contemplated hereby. Novartis shall not be required to pay additional milestone payments to Impax for exercising its right pursuant to Section 5.4 hereof to add additional countries to the Territory.

4.4 As further consideration for the license granted to NCH under this License Agreement as stipulated in Article 2 above, during the Agreement Period NCH and/or its sublicensees shall pay to Impax a running royalty of ++ Percent (++%) on annual Net Sales of Licensed Products in the Territory.

         4.4.1 The obligation to pay running royalties shall expire with the expiration of the Royalty Period, except as otherwise provided for under this License Agreement.

4.5 To the extent that Impax is unable to meet NCH's firm orders made pursuant to the terms and conditions of the Supply Agreement on more than one occasion during any twelve (12) month period, and as a direct result of Impax's nonperformance with respect thereto, NCH is unable to supply Licensed Product such that an out-of-stock condition ensues in NCH warehouses, and NCH receives backorders for the Licensed Product, Impax shall not be entitled to receive royalty payments pursuant to this License Agreement on the Net Sales of Licensed Product filling such backorders, but the foregoing shall not constitute a breach of this Agreement. Failure by Impax to supply Licensed Product ordered pursuant to a change order issued to Impax pursuant to the Supply Agreement which increases the order for the related month above NCH's forecast shall not be considered nonperformance by Impax for purposes of this Section and the Supply Agreement.

5.       OTC SWITCH & RIGHT TO EXPAND TERRITORY

5.1 NCH shall, at its sole expense, perform, or have a third party laboratory perform, stability studies on three (3) batches of Licensed Product to support the switch of the Licensed Product from a prescription pharmaceutical product to an OTC product (the "Rx to OTC Switch"). Each stability batch shall be (a) at least 1/10 of normal commercial scale, (b) comprised of no less than one hundred thousand (100,000) tablets and (c) packaged in Child Resistant Closure ("CRC") blister packaging. Impax shall (a) deliver to NCH sufficient Licensed Product (manufactured and packaged in CRC blister packaging in accordance with cGMPs at Impax's commercial manufacturing facility) to perform these stability studies by no later than March 31, 2002 and (b) provide to NCH the ANDA analytical methods and analytical methods transfer data used to test the Impax generic loratadine ++ product. NCH shall reimburse to Impax up to a maximum of ++ Dollars ($++) to offset Impax's cost of manufacturing and packaging the Licensed Product for these stability studies. Impax shall calculate these costs based on its actual costs without mark up, including CRC blister packaging and any changes made to Licensed Product flavoring and NCH shall make payment to Impax within thirty
(30) days of receipt of Impax's invoices therefor.

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++ Confidential portions omitted and filed separately with the Commission.

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5.2 NCH shall use its commercially reasonable efforts to file the application to the FDA for the Rx to OTC Switch of the Licensed Product and to obtain Approval of such application as promptly as possible. Impax will provide all of the CM&C (except the stability studies discussed in Section 5.1 above) and currently completed bioequivalence data needed for the application to the FDA. If new/additional bioequivalence data is required, the incremental expense will be the sole responsibility of NCH.

5.3 NCH shall have the right to file the Rx to OTC Switch application on or after December 31, 2003. Notwithstanding the foregoing, NCH shall have the right to file the OTC switch application immediately upon the occurrence of any of any of the following:

         5.3.1 Schering Plough, or any of its affiliates or successors-in-interest to its OTC loratadine business, files an OTC switch application for any loratadine product.

         5.3.2 Either party becomes aware, via publicly available information, that Schering Plough, or any of its affiliates or successors-in-interest to its OTC loratadine business, plans to or has switched any loratadine product to OTC status.

         5.3.3 Either party becomes aware that any third party has filed an OTC switch application (505 b 2, or similar filing) for any loratadine product.

         5.3.4 Either party becomes aware of any reasonable indication that any third party has filed an OTC switch application with FDA for any loratadine product, through litigation dockets, Citizen's petitions or other verifiable source.

         5.3.5 Any third party launches any OTC loratadine product.

5.4 NCH shall have the right to expand the Territory under this License Agreement to include additional countries throughout the Agreement Period. NCH shall exercise this right by giving sixty (60) days written notice to Impax that it wishes to expand the Territory to include a particular country or countries. If the rights to the Licensed Product are available in such country, Impax will grant such rights to NCH, this License Agreement will be amended to include the country or countries in question to the Territory and from that time forward, the terms and conditions of this License Agreement will apply to the Territory as expanded.

         5.4.1 In the event that Impax determines that it wishes to license the rights to the Licensed Products in the Field in a country or countries that NCH has not added to the Territory as of that time, Impax shall notify NCH of its desire to license such rights and NCH shall have sixty (60) days from its receipt of such notice to inform Impax of whether it wishes to add such country to the Territory.

         5.4.2 If NCH does not notify Impax in writing that it wishes to add such country or countries to the Territory within this sixty (60) day period, Impax shall be free to grant rights to Licensed Products in the Field to third parties at any time thereafter and NCH shall have no further rights to Licensed Products in the Field in such country.

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6.       PAYMENT PROCEDURES, RECORDS, AUDITING

6.1 All payments due Impax pursuant to Article 4 shall be made in U.S. dollars by wire transfer to such bank in the United States of America as Impax shall specify from time to time. For purposes of determining the running royalty payment due to Impax, Net Sales shall be converted on a country-by-country basis to U.S. dollars at the exchange rate prevailing at the close of the last business day of the relevant Royalty Computation Period as published the next day in The Wall Street Journal.

         6.1.1 Payments hereunder shall be made without deduction other than such amounts, if any, as NCH is required by law to deduct or withhold. NCH shall obtain a receipt from the relevant taxing authorities for all withholding taxes paid and forward such receipts to Impax to enable Impax to claim any and all tax credits for which it may be eligible. NCH shall reasonably assist Impax in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time.

6.2 NCH shall pay to Impax royalties as set forth in Article 4 within forty-five
(45) days after the end of each Royalty Computation Period. Each payment of royalties shall be accompanied by a statement, on a country by country basis, of the amount of Net Sales during such quarter, the amount of aggregate Net Sales in the Territory during such quarter and the amount of royalties or other payments due on such sales.

6.3 During the Agreement Period, NCH shall keep complete and accurate books and records setting forth gross sales, net sales, amounts deducted from gross sales to arrive at Net Sales, calculations of royalty payments owed to Impax, and any other information necessary to allow the calculation of royalties to be paid by NCH to Impax for each country within the Territory, for no less than three (3) years after the end of each Royalty Computation Period. NCH shall permit Impax, at Impax's expense, to have said books and records examined by independent certified public accountants retained by Impax and acceptable to NCH, during regular business hours upon reasonable advance notice but not later than three
(3) years following the close of the Royalty Computation Period in question, and no more than one (1) time per year. Such accountant shall report to Impax only those findings required to verify or contradict the royalty amounts calculated by NCH to be owed to Impax, and the amounts of any discrepancy. Any information obtained or reports completed by said accountants during such examination will be considered Confidential Information of NCH under Article 8 hereof. If it is determined as a result of said examination that there was an underpayment of royalties due Impax, NCH will pay to Impax the balance of the royalties due within thirty (30) days. Similarly, in the event it is determined that there has been an overpayment of royalties, Impax will credit such overpaid amount against running royalty payments owed by NCH at the end of the next Royalty Computation Period, or subsequent Royalty Computation Periods when required, until such time as such overpayment has been fully credited against the running royalties; provided, however, that such credit shall not exceed fifty percent (50%) of any royalties due Impax in such Royalty Computation Period, and any residual credit shall be carried over to the next Royalty Computation Period and applied in accordance with this Section 6.3. If it is determined that there was an underpayment of royalties due Impax of five percent (5%) or more, (a) NCH shall reimburse Impax for its reasonable cost of the examination and (b) Impax shall have the right to have such an examination of NCH relevant books and records performed twice in each of the immediately following two (2) years.

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7.       REPRESENTATIONS AND WARRANTIES

7.1      Impax warrants and represents that:

         7.1.1 It is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into and perform this agreement and to grant all of the rights, powers and authorities herein granted in Article 2.

         7.1.2 The execution, delivery and performance of this License Agreement do not conflict with, violate or breach any agreement to which Impax is a party, or Impax's Certificate of Incorporation or Bylaws.

         7.1.3 This License Agreement has been duly executed and delivered by Impax and is a legal, valid and binding obligation enforceable against Impax in accordance with its terms.

         7.1.4 Impax has the right, title and interest in and to the Patents and Know-How which are the subject of this License Agreement, necessary to grant the license granted pursuant to Article 2, and which are free of any lien or encumbrance or any rights or claims of any third party in the Territory.

         7.1.5 To the best of Impax's knowledge, the Licensed Products do not infringe any valid patents or other proprietary rights of third parties, nor do said third parties have any claim of ownership with respect to the Licensed Products, Patents and Know-How. In addition, Impax represents and warrants that the Licensed Products do not infringe U.S. Patent No. 4,863,931, U.S. Patent No. 4,282,233 and U.S. Patent No. 4,659,716 and that it has filed certifications against each of these patents pursuant to 21 U.S.C. Section 355 of the federal Food, Drug and Cosmetic Act.

         7.1.6 The Patents licensed under this License Agreement are neither invalid nor unenforceable, nor would a court of competent jurisdiction hold them invalid or unenforceable. If, during the Agreement Period, Impax (a) becomes aware that anyone (including Impax) has requested a re-examination of any such Patents, (b) requests a re-issuance of any such Patents, or (c) becomes aware that a declaratory judgment action has been filed to have any such Patents declared invalid or unenforceable, Impax promptly shall notify NCH of such and specify which Patents are involved.

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         7.1.7 During the term of this License Agreement, Impax shall not enter into any agreement that is inconsistent with or in derogation of Impax's representations and warranties under this License Agreement.

         7.1.8 As of the Effective Date, Impax is not aware of any third party that is infringing the Patents licensed to NCH.

7.2      NCH warrants and represents that:

         7.2.1 It is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into and perform this License Agreement.

         7.2.2 The execution, delivery and performance of this License Agreement do not conflict with, violate or breach any agreement to which NCH is a party, or NCH's Certificate of Incorporation or Bylaws.

         7.2.3 This License Agreement has been duly executed and delivered by NCH and is a legal, valid and binding obligation enforceable against NCH in accordance with its terms.

         7.2.4 NCH will use its commercially reasonable efforts to file with the FDA its OTC Switch application for the Licensed Product, to maintain and fully comply with all FDA requirements with respect to the Licensed Products, to engage in the commercial sale of the Licensed Products promptly after receipt of FDA approval of its OTC Switch application; and use its commercially reasonable efforts in keeping with its business judgment to commercialize the Licensed Products.

8.       CONFIDENTIALITY

8.1 Both Impax and NCH agree that subject to the limitations set forth in
Section 8.3, all information disclosed to the other party, whether in oral, written or graphic form, and identified in writing by the disclosing party as confidential shall be deemed "Confidential Information" of the disclosing party. In particular, Confidential Information shall be deemed to include, but not be limited to any patent application or drawing or potential patent claim, trade secrets, information, ideas, inventions, samples, processes, procedures, methods, formulations, packaging designs and materials, test data, future development plans, Licensed Product launch date, technological know-how and engineering, manufacturing, regulatory, marketing, servicing, sales, financing or human resources matters relating to the disclosing party and its business.

8.2 Each party will take precautions as it normally takes with its own confidential and proprietary information to prevent disclosure to third parties.

8.3 Both Impax and NCH agree that, notwithstanding the above, the obligations of confidentiality shall not be deemed to apply to:

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         8.3.1 Information which at the time of disclosure is or thereafter becomes generally known or available to the public, through no wrongful act or failure to act on the part of the receiving party.

         8.3.2 Information that was known by or in the possession of the receiving party at the time of receiving such information from the disclosing party as evidenced by written records.

         8.3.3 Information obtained by the receiving party from a third party source who is not breaching a commitment of confidentiality to the disclosing party by revealing such information to the receiving party.

         8.3.4 Information that is independently developed by the receiving party without use of confidential information of the other party as evidenced by written records.

         8.3.5 Information that is the subject of a granted written permission to disclose that is issued by the disclosing party to the other party. NCH specifically acknowledges that Impax will need to disclose certain information to Teva Pharmaceuticals. Impax and NCH will work together in good faith to determine what information Impax may disclose to Teva Pharmaceuticals.

         8.3.6 Information that is required to be disclosed pursuant to the law, but only to the extent required to be disclosed; provided that, the disclosing party notifies the other party in writing and gives the other party reasonable time to comment on the same prior to disclosure.

8.4 During the Agreement Period and for a period of five (5) years after the end of the Agreement Period each party shall maintain all Confidential Information in trust and confidence and shall not disclose any Confidential Information to any third party or use any such information for any unauthorized purpose, other than as authorized in Section 8.3 hereof or as necessary to accomplish the purpose of this License Agreement subject to an appropriate binder of confidentiality as set forth in Section 8.5. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this License Agreement. Confidential Information shall not be used for any purpose or in any manner that is not consistent with this License Agreement or that would constitute a violation of any laws or regulations including, without limitation, the export control laws of the United States. Each party hereby agrees that it will not in any way attempt to obtain, either directly or indirectly, any information regarding any Confidential Information from any third party who has been employed by, provided consulting services to, or received in confidence information from, the other party.

8.5 Both parties will make diligent efforts to ensure that all employees, consultants, agents, subcontractors and manufacturing contractors who may have access to Confidential Information of the other party, and any other third parties who might have access to Confidential Information, will use such information in a manner consistent with the terms of this License Agreement and will be bound by the terms set forth in this Article 8. No Confidential Information shall be disclosed to any employees, subcontractors, agents or consultants who do not have a need to receive such information.

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8.6 To the extent either party discloses confidential information of the other party to an employee, consultant, subcontractor or manufacturing contractor (collectively "Agents") or permits an Agent to have access to such confidential information, such party shall indemnify the other party for any claims, damages, losses, liabilities, costs or expenses, including reasonable attorneys' fees, incurred by the other party as a result of the indemnifying party's Agent further disclosing or misusing such confidential information.

9.       TERM AND TERMINATION

9.1 The term of this License Agreement shall begin as of the Effective Date and shall remain in effect for the Agreement Period, unless earlier terminated as provided herein.

9.2 In the event either party commits a material breach or defaults in the performance or observance of any of the material provisions of this License Agreement, and such breach or default is not cured within ninety (90) days after the receipt of notice thereof from the other party specifying such breach or default (or such additional time if ninety (90) days is not sufficient time to cure such breach or default and the breaching or defaulting party is diligently attempting to cure, the party not in breach or default shall be entitled (without prejudice to any of its' other rights) to terminate this License Agreement, without additional penalty, termination fee or cost, by giving notice to take effect immediately. Notwithstanding the foregoing, should Impax breach the covenant of Section 3.4 hereof, or in the event NCH terminates this License Agreement pursuant to the provisions of this Section 9.2 due to a material breach by Impax, then the license granted under this License Agreement immediately shall convert to a (i) non-revocable, perpetual, paid-up, royalty-free, non-exclusive license to the Licensed Products as well as Patents and Know-How associated with Licensed Product, with the right to sublicense, to make, have made, use, market, distribute, import, export, offer for sale and sell Licensed Products in the Territory and (ii) NCH shall have access to, and Impax shall cooperate in the disclosure and transfer to NCH of, any and all information and/or Know-How in Impax's possession which NCH may require in order to make, have made, use, market, distribute, import, export, offer for sale and sell the Licensed Products, and such transfer of information and Know-How shall not be subject to transfer costs to NCH.

9.3 If NCH, in its sole discretion, chooses not to pursue the remedy provided for in Section 9.2 hereof in the event Impax commits a material breach or defaults in the performance or observance of any of the material provisions of this License Agreement and same is not cured within the cure period set forth in
Section 9.2, NCH shall be entitled to reduce the running royalty rate to fifty percent (50%) of the then-current running royalty rate until the expiration of the Royalty Period or until such time as the breach is cured. Upon cure, the royalty rate shall be increased to a rate equal to the rate in effect at the time of the breach, subject to any additional adjustments that have been made, or are later made, pursuant to this License Agreement. By paying royalties at such reduced royalty rate, NCH shall maintain the exclusive license in the Territory.

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9.4 NCH shall have the right to terminate this License Agreement and the royalty obligations with respect thereto upon the occurrence of any of the events listed below by providing Impax with sixty (60) days prior written notice of such termination and payment upon such termination of such amounts as have accrued under this License Agreement and remain unpaid as of the date of termination. Payment of accrued amounts shall be the sole remedy and/or cost afforded Impax for such termination.

         9.4.1 The Impax generic loratadine ++product has not received final ANDA approval by December 31, 2003 for Rx marketing.

         9.4.2 If NCH determines in the exercise of its sole discretion that the business of selling the Licensed Products is not sufficiently profitable (due to market conditions, COGS, Regulatory issues, etc.) to merit continuing to sell the Licensed Product.

         9.4.3 Impax is or becomes a Named Defendant (as defined below) in any bona fide adversarial proceeding (including, without limitation, a lawsuit or arbitration) in any jurisdiction in the Territory related to U.S. Patent No. 4,863,931, U.S. Patent No. 4,282,233 and/or U.S. Patent No. 4,659,716 and/or
their counterparts in countries other than the United States of America. "Named Defendant" shall mean a defendant in any capacity. Before NCH exercises its right to terminate pursuant to this Section 9.4.3, Impax shall have sixty (60) days to dispose of such adversarial proceeding.

9.5 The termination of this License Agreement by either party shall not release either party from any obligation that matured prior to the effective date of the termination.

9.6 The confidentiality provisions set forth in Article 8 hereof shall survive the termination or expiration of this License Agreement as set forth therein.

9.7 Except as otherwise expressly provided in this License Agreement, upon a termination of this License Agreement:

         9.7.1 All licensed rights under the Patents and Know-How granted to NCH shall terminate and revert to Impax, and NCH shall not make any use whatsoever of said rights, nor sell any Licensed Products in the Territory, except as expressly provided for elsewhere in this License Agreement.

         9.7.2 NCH shall provide to Impax the results of the stability studies performed pursuant to Section 5.1 hereof.

         9.7.3 Upon (i) expiration (but not earlier termination other than by NCH pursuant to Section 9.2) of the License Agreement or (ii) early termination by NCH pursuant to Section 9.2 hereof, NCH shall retain a non-revocable, perpetual, paid-up, royalty-free, non-exclusive license to the Licensed Products as well as Patents and Know-How associated with Licensed Product, with the right to sublicense, to make, have made, use, market, distribute, import, export, offer for sale and sell Licensed Products in the Territory, pursuant to Section
2.2 hereof.

--------
++ Confidential portions omitted and filed separately with the Commission.

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

         9.7.4 NCH shall have up to one (1) year from the date of termination of this License Agreement to sell or otherwise dispose of its existing stock of the Licensed Products and to fulfill any outstanding contractual obligations with respect to the sale or supply of the Licensed Products; provided that, Impax shall continue to receive royalty payments as stipulated in Article 4 hereof.

         9.7.5 Except as otherwise set forth herein, termination under this
Article 9 shall be without prejudice to and shall not affect the right of either party to recover any and all damages to which it may be entitled, or exercise any other remedies which it may otherwise have under this License Agreement.

10.      PATENTS

10.1 Impax shall undertake and shall bear all costs of the prosecution and maintenance of the Patents in the Territory. Impax shall employ reasonable efforts to keep NCH fully and timely informed, at NCH's reasonable expense, in respect to the course and conduct of the patent application prosecution matters within the scope of the Patents licensed under this License Agreement and such information (to which the obligation of confidentiality applies) disclosed pursuant to this Section 10.1 shall be Confidential Information for purposes of
Article 8.

11.      INFRINGEMENT OF PATENTS AND TRADEMARKS

11.1 If either party shall become aware of any infringement of any Patent in the Territory, then the party having such knowledge shall give notice to the other within ten (10) days of becoming aware of such infringement and the basis therefor.

11.2 Subject to Section 11.3 hereof, Impax shall have the sole right to take such action, as it deems appropriate and reasonable, whether by action, suit, proceeding or otherwise, at its own expense, to prevent or eliminate the infringement of the Patents by others and to collect damages. NCH agrees to cooperate with Impax in any reasonable manner in an action brought by Impax. Impax agrees to pay all reasonable out-of-pocket expense incurred by NCH as a result of NCH's cooperation in the prosecution of any such action, suit or proceeding for infringement. Impax shall be entitled to retain any damages recovered by bringing the action for patent infringement.

11.3 Within ninety (90) days of receipt of notice by Impax of the infringement of any Patents by commercial sale or offer for commercial sale through more than one (1) sales outlet within one (1) or more countries of the Territory, or by commercial use of the products or contributing to, or inducement of, any of the foregoing, Impax shall commence reasonable action to terminate such infringement. Should Impax take such reasonable action within ninety (90) days of receipt of such notice and nevertheless fail to terminate the infringement within one hundred eighty (180) days of receipt of notice of such infringement, Impax shall bring formal suit against the infringer in a court of competent jurisdiction to terminate such infringement. Should Impax fail to take reasonable action to terminate such infringement within said ninety (90) days, or to terminate such infringement within said one hundred eighty days (180), then, the running royalty for Licensed Products sold in such country shall be immediately reduced to fifty percent (50 %) of the then-current running royalty rate. The reduced rate shall remain in effect until expiration of the Royalty Period, or until such time as the infringement terminates, the infringed Impax Patents expire, or as otherwise provided for in this License Agreement.

12.      INFRINGEMENT OF THIRD PARTY RIGHTS

12.1 If either party to this License Agreement shall become aware of any action, or suit, or threat of action or suit, by a third party alleging that the manufacture, use, marketing, distribution, offer for sale or sale of any Licensed Product infringes a patent or violates any other proprietary rights of any third party, the party aware of same shall notify the other party of the same and fully disclose the basis therefor within ten (10) days of becoming aware of such action, or suit, or threat of such action or suit.

12.2 Impax shall have the right, but not the obligation, (a) to secure a license, at Impax's expense, with the right to sublicense, which would obviate the alleged infringement and Impax shall grant to NCH, at no additional cost, a sublicense under such license; or (b) to develop at Impax's expense one or more substitute Licensed Products which are substantially equivalent in performance to the then-existing Licensed Products but which are free of the alleged infringement. NCH shall cooperate at NCH's reasonable expense in such development, and in negotiations for such license, as Impax may reasonably request.

12.3 In the event Impax elects not to exercise its rights under Section 12.2 within ninety (90) days of receiving notice of such claim, or otherwise notifies NCH within such ninety (90) days that it does not intend to exercise such right, NCH shall have the right to defend any such claim at its own expense and sole discretion as to the control, conduct and prosecution of such defense. If, by the terms of any settlement or if by a judgment, decree or decision of a court, tribunal or other authority of competent jurisdiction emanating from NCH's defense of such claim, NCH is required to obtain a license from a third party in order to make, have made, use, offer for sale, sell or import Licensed Product (hereinafter "Third Party License") and/or to compensate or pay damages to such third party, and/or pay royalties under such license, and/or incur cost or expense in the defense of such claim, then, NCH shall have the right to credit all of such compensation, damages, royalties and reasonable out-of-pocket cost and expense against running royalties owed to Impax until such time as any allowable credit is fully taken.

12.4 Nothing in this Article 12, or in Article 11, shall be construed as a waiver or cure of any breach of any warranties set forth in Article 7, or any release of any claim by NCH as may be appropriate relating thereto.

13.      NOTICES

         All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission, or mailed postage prepaid by first class certified or registered mail, or sent by a nationally recognized express courier service, or hand delivered at the following addresses:

         Novartis Consumer Health, Inc.
         560 Morris Avenue
         Summit, New Jersey 07901-1312
         Attention: General Counsel

         Impax Laboratories, Inc.
         3735 Castor Avenue
         Philadelphia, Pennsylvania 19124
         Attention: CEO

         Any notice, if mailed properly addressed, postage prepaid, shall be deemed made three (3) days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if sent by express courier service or on the date of delivery or transmission if hand delivered or sent by facsimile transmission.

14.      FORCE MAJEURE

         Neither party shall be responsible or liable to the other hereunder for failure or delay in performance of this License Agreement due to any war, fire, flood, accident or other casualty, or any labor disturbance or act of God or the public enemy, or any other contingency beyond such party's reasonable control. In addition, in the event of the applicability of this Article, the party affected by such force majeure shall use reasonable efforts, consistent with good business judgment, to eliminate, cure and overcome any of such causes and resume performance of its obligations.

15.      PUBLICITY

         Impax and NCH agree not to issue any press release or other public statement disclosing the existence of or relating to this License Agreement without prior written consent of the other party; provided, however, that neither Impax nor NCH shall be prevented from complying with any duty of disclosure it may have pursuant to law subject to notifying the other party in writing and giving such other party reasonable time to comment on the same prior to disclosure.

16.      ASSIGNMENT

         This License Agreement and all rights and obligations hereunder are personal to the parties hereto and may not be assigned without the express prior written consent of the other party. Any assignment or attempt at same in the absence of such prior written consent shall be void and without effect; provided that, either party may assign this License Agreement to an Affiliate or any successor by merger or sale of all or substantially all of its business units to which this License Agreement relates without such consent. This License Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a party appearing herein will be deemed to include the names of such party's successors and permitted assigns to the extent necessary to carry out the intent of this License Agreement.

17.      GOVERNING LAW

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey as though made and to be fully performed in said State.

18.      SEVERABILITY

         If any one or more of the provisions of this License Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. In the event any provision shall be held invalid, illegal or unenforceable the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as possible, implements the purposes hereof.

19.      MISCELLANEOUS

19.1 Impax must inform NCH in writing of Impax's intention to file a voluntary petition in bankruptcy, or of another's intention to file an involuntary petition in bankruptcy in respect to Impax at least thirty (30) days prior to the filing of such a petition; provided that, if Impax is not aware of another's intention to file an involuntary petition in bankruptcy in respect of Impax thirty (30) days prior to the filing of such petition, Impax shall inform NCH in writing of such other party's intention to file as soon as reasonably possible after Impax becomes aware of it. Upon receipt of such notice, NCH in its sole discretion shall have the option of terminating this License Agreement upon sixty (60) days written notice to Impax, unless Impax refrains from filing its petition, withdraws its petition, prevents the other party from filing its involuntary petition or obtains dismissal of the petition, as the case may be, during this sixty (60) period. The filing of such petition without conforming to this requirement shall be deemed a material, pre-petition incurable breach of this License Agreement.

19.2 The failure of any party hereto at any time or times to require performance of any provisions hereof shall in no manner affect its rights to enforce such provision at a later time.

20.      INDEPENDENT CONTRACTORS

The parties shall perform their obligations under this License Agreement as independent contractors and nothing contained in this License Agreement shall be construed to be inconsistent with such relationship or status. This License Agreement shall not constitute, create or in any way be interpreted as a joint venture or partnership of any kind.

21.      COUNTERPARTS

This License Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

22.      ENTIRE AGREEMENT

         This License Agreement, together with the Supply Agreement, constitute the entire understanding between the parties relating to the subject matter thereof, and no amendment or modification to this License Agreement shall be valid or binding upon the parties unless made in writing and signed by the representatives of such parties.


IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed as of the date first written above by their duly authorized officers.


NOVARTIS CONSUMER                             IMPAX LABORATORIES, INC.
HEALTH, INC.




By:  /s/ Lynne Millheiser                     By:  /s/ Barry R. Edwards
     -------------------------------              -----------------------------
Name:     Lynne Millheiser                    Name: Barry R. Edwards
         ---------------------------                ---------------------------
Title:   Sr. Vice President O.T.C.            Title:  co-CEO
        ----------------------------                  -------------------------





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